Exhibit 16.1

March 14, 2007

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Enesco Group, Inc. and, under the date of March 31, 2006, we reported on the consolidated financial statements of Enesco Group, Inc. as of and for the years ended December 31, 2005 and 2004. On March 8, 2007, we resigned. We have read Enesco Group, Inc.’s statements included under Item 4.01 of its Form 8-K dated March 14, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with Enesco Group, Inc.’s statements in paragraph (f) of Item 4.01.

Very truly yours,

/s/ KPMG LLP